Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-00935 on Form N-1A of our report dated February 21, 2007, relating to the financial statements and financial highlights of Lou Holland Growth Fund appearing in the Annual Report on Form N-CSR of The Lou Holland Trust, for the year ended December 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 18, 2007